                                                                   Exhibit 10.10

                                 LEASE AGREEMENT

                                 by and between

                          GROCERY (OK) QRS 15-5, INC.,

                             a Delaware corporation

                                   as LANDLORD

                                       and

                            FLEMING COMPANIES, INC.,

                            an Oklahoma corporation,

                                    as TENANT

                               Premises:  Southwest Corner 145th & Admiral Place
                                          Tulsa, Oklahoma

                           Dated as of: June 28, 2002

                                TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
1.       Demise of Premises..............................................................    1

2.       Certain Definitions.............................................................    1

3.       Title and Condition.............................................................    7

4.       Use of Leased Premises; Quiet Enjoyment.........................................    8

5.       Term............................................................................    8

6.       Basic Rent......................................................................    9

7.       Additional Rent.................................................................    9

8.       Net Lease; Non-Terminability....................................................   10

9.       Payment of Impositions..........................................................   11

10.      Compliance with Laws and Easement Agreements, Environmental Matters.............   12

11.      Liens...........................................................................   13

12.      Maintenance and Repair..........................................................   13

13.      Alterations and Improvements....................................................   14

14.      Permitted Contests..............................................................   14

15.      Indemnification.................................................................   15

16.      Insurance.......................................................................   16

17.      Casualty and Condemnation.......................................................   19

18.      Restoration.....................................................................   21

19.      INTENTIONALLY DELETED...........................................................   21

20.      INTENTIONALLY DELETED...........................................................   21

21.      Assignment and Subletting, Prohibition Against Leasehold Financing..............   22

22.      Events of Default...............................................................   23

23.      Remedies and Damages upon Default...............................................   25

24.      Notices.........................................................................   27

25.      Estoppel Certificate............................................................   28

26.      Surrender.......................................................................   28

27.      No Merger of Title..............................................................   28

28.      Books and Records...............................................................   28

29.      INTENTIONALLY DELETED...........................................................   29

30.      Non-Recourse as to Landlord.....................................................   29

31.      Financing.......................................................................   29

32.      Subordination, Non-Disturbance and Attornment...................................   30

33.      Tax Treatment; Reporting........................................................   30

34.      Security Deposit................................................................   30

35.      Tenant's Financing..............................................................   32

36.      Expansion Rights................................................................   32

37.      Default by Landlord.............................................................   32

38.      Miscellaneous...................................................................   32


EXHIBITS
--------
         Exhibit "A"       - Premises
         Exhibit "B"       - Fixtures and Equipment
         Exhibit "C"       - Schedule of Permitted Encumbrances
         Exhibit "D"       - Rent Schedule
         Exhibit "E"       - Form of Landlord's Waiver

      LEASE AGREEMENT, made as of this 28th day of June, 2002, between GROCERY
(OK) QRS 15-5, INC., a Delaware corporation ("Landlord"), with an address c/o W.P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and FLEMING COMPANIES, INC., an Oklahoma corporation ("Tenant"), with an address at 1945 Lakepointe Drive, Lewisville, Texas 75057-6424.

      In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

      1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (collectively, the "Leased Premises"): (a) the land described in Exhibit "A" hereto together with the Appurtenances(collectively, the "Land") ; (b) the building containing approximately 757,784 square feet, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and (c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment").

      2. Certain Definitions.


            "Additional Rent" shall mean Additional Rent as defined in Paragraph 7.

            "Adjoining Property" shall mean all sidewalks, driveways, curbs, gores and vault spaces which adjoin any of the Leased Premises and for which Landlord under any (a) contract that was binding on Tenant when it conveyed the Land to Landlord or that was entered into by Landlord with the written consent of Tenant, (b) Permitted Encumbrance or (c) Legal Requirement has any obligation to maintain, repair, restore or insure.

            "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

            "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

            "Basic Rent" shall mean Basic Rent as defined in Paragraph 6.

            "Basic Rent Payment Dates" shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

            "Casualty" shall mean any damage to or destruction of or which affects the Leased Premises or Adjoining Property or which arises from the Adjoining Property.

            "Commencement Date" shall mean Commencement Date as defined in Paragraph 5.

            "Condemnation" shall mean a Taking.

            "Condemnation Notice" shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

            "Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums and recording fees, as the circumstances require.

            "CPI" shall mean CPI as defined in Exhibit "D" hereto.

            "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iii).

            "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect the Leased Premises.

            "Environmental Law" shall mean (i) whenever enacted or promulgated, any applicable federal, state and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions or Hazardous Activities, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

            "Environmental Violation" shall mean any of the following occurring during the Term: (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which is likely to result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which could result in a creation of a lien on the Leased Premises under any Environmental Law, or (e) any violation of or noncompliance with any Environmental Law.

            "Equipment" shall mean the Equipment as defined in Paragraph 1.

            "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

            "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

            "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

            "Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

            "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

            "Impositions" shall mean the Impositions as defined in Paragraph
9(a).

            "Improvements" shall mean the Improvements as defined in Paragraph
1.

            "Initial Term" shall mean Initial Term as defined in Paragraph 5(a).

            "Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.

            "Insurance Requirements" shall mean the requirements of all insurance policies required to be maintained in accordance with this Lease.

            "Land" shall mean the Land as defined in Paragraph 1.

            "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

            "Lease" shall mean this Lease Agreement.

            "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

            "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

            "Legal Requirements" shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises or requires Tenant to carry insurance other than as required by this Lease.

            "Lender" shall mean any person or entity (and its respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note.

            "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

            "Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

            "Mortgage" shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

            "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

            "Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

            "Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.

            "Partial Condemnation" shall mean any Condemnation which is not either a total Condemnation or a Condemnation so substantial that Tenant certifies to Landlord that the Leased Premises cannot be restored in such a manner as to continue to be adequate for its business purposes.

            "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

            "Person" shall mean an individual, partnership, association, corporation or other entity.

            "Prepayment Premium" shall mean any payment required to be made by Landlord to a Lender under a Note or any other document evidencing or securing a Loan (other than payments of principal and/or interest which Landlord is required to make under a Note or a Mortgage) solely by reason of any prepayment or defeasance by Landlord of any principal due under a Note or Mortgage, and which may without limitation take the form of (i) a "make whole" or yield maintenance clause requiring a prepayment premium or (ii) a defeasance payment (such defeasance payment to be an amount equal to the positive difference between (a) the total amount required to defease a Loan and (b) the outstanding principal balance of the Loan as of the date of such defeasance plus reasonable Costs of Landlord and Lender.

            "Present Value" of any amount shall mean such amount discounted by eight percent (8%) per annum.

            "Prime Rate" shall mean the annual interest rate as published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum. discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

            "Renewal Term" shall mean Renewal Term as defined in Paragraph 5.

            "Rent" shall mean, collectively, Basic Rent and Additional Rent.

            "Security Deposit" shall mean Security Deposit as defined in Paragraph 34.

            "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c).

            "SNDA" shall mean a Subordination, Non-Disturbance and Attornment Agreement as defined in Paragraph 31.

            "State" shall mean the State of Oklahoma.

            "Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

            "Taking" shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or
(b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Leased Premises.

            "Term" shall mean the Term as defined in Paragraph 5.

      3. Title and Condition.


            (a) The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises, (ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the

Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

            (b) Tenant acknowledges that the Leased Premises is in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) EXCEPT AS PROVIDED IN PARAGRAPH 4(b) OF THIS LEASE, LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

            (c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) to the Leased Premises (including the Equipment) has been conveyed to and is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, and (ii) to Tenant's knowledge, except as disclosed to Landlord in that certain Property Condition Report dated April 10, 2002 prepared by Staubach Retail Services, (a) the Improvements conform to all material Legal Requirements and all Insurance Requirements, (b) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (c) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises at the request of Tenant have been fully paid, and all materials and supplies have been fully paid for, (d) the Improvements have been fully completed in all material respects in a workmanlike manner, and (e) all

Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects.

            (d) Tenant covenants and agrees that it shall promptly and diligently enforce all representations, warranties and indemnities of Albertson's, Inc. with respect to the Leased Premises under that certain Asset Purchase Agreement dated as of March 18, 2002, to the extent a breach of any such representation, warranty or indemnity would give rise to a loss or liability to Landlord.

      4. Use of Leased Premises; Quiet Enjoyment.

            (a) Tenant may occupy and use the Leased Premises for any lawful purpose reasonably comparable to or relating to packaging, light assembly, warehousing, storage and distribution and for no other purpose without the prior written consent of Landlord which shall not be unreasonably withheld or delayed. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would (i) violate any Law, Legal Requirement or Permitted Encumbrance, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any of the warranties covering Equipment and roof, structure, electrical and mechanical components of the Improvements, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste.

            (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord for any persons claiming by, through or under Landlord, provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select and upon reasonable notice to Tenant (except in the case of an emergency, in which no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.

      5. Term.


            (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (the "Initial Term" and the Initial Term, as extended or renewed in accordance with the provisions hereof being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on the last day of the one hundred eightieth (180th) calendar month next following the date hereof (the "Expiration Date").

            (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th), tenth (10th) and fifteenth (15th) anniversaries of the Expiration Date (the Expiration Date and each such anniversary being a referred to herein as a "Renewal Date"), the Term shall be deemed to have been automatically extended for an additional period of five (5) years (each such extension, a "Renewal Term"), unless Tenant shall notify Landlord in writing at least one (1) year prior to the next Renewal Date that Tenant is terminating this Lease as of the next Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that Tenant shall not have the right to any further Renewal Terms).

            (c) If Tenant exercises its option not to extend or further extend the Term, or if an Event of Default exists, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select, provided such activities will be carried out in a fashion to minimize interference with Tenant's use of the Leased Premises.

      6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"), commencing on the twenty-fifth day of July, 2002, and thereafter on the same day of each October, January, April and July during the Term (each such day being a "Basic Rent Payment Date"). Each such rental payment shall be made, at Landlord's sole discretion, (a) to Landlord at its address set forth above or to Landlord and to one other Person, in such amounts and at such addresses as Landlord may direct by thirty (30) days' prior written notice to Tenant, and (b) by wire transfer in Federal Funds on the applicable Basic Rent Payment Date.

      7. Additional Rent.


            (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

                  (i) except as otherwise specifically provided herein, all costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the use, non-use, occupancy, monitoring, possession, operation, condition, maintenance, alteration, repair or restoration of any of the Leased Premises during the Term, (B) the performance of any of Tenant's obligations under this Lease, (C) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (D) Costs of Landlord's counsel incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant in accordance with this Lease and (E) any other items specifically required to be paid by Tenant under this Lease;

                  (ii) after the date all or any portion of any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date, an amount (the "Late Charge") equal to two and one-half percent (2.5%) of the amount of such unpaid installment or portion thereof, provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five
(5) days' after notice from Landlord that such amount is past due;

                  (iii) interest at the rate (the "Default Rate") of two and one-half percent (2.5%) over the Prime Rate per annum on the following sums from the date due until paid in full: (A) all overdue installments of Basic Rent, provided that, with respect to the first late payment of Basic Rent in any Lease Year, the Default Rate shall not accrue from the due date unless the same is not paid within five (5) days after notice from Landlord that such amount is past due, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant provided that, with respect to the first late payment in any Lease Year the Default Rate shall not accrue from the due date unless the same is not paid within five (5) days after notice from Landlord that such amount is past due, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue, provided that, with respect to the first late payment in any Lease Year the Default Rate shall not accrue from the due date unless the same is not paid within five (5) days after notice from Landlord that such amount is past due.

            (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within fifteen (15) days after Landlord's written demand for payment thereof, and (ii) any other Additional Rent, within fifteen (15) days after Landlord's written demand for payment thereof.

            (c) In no event shall amounts payable under Paragraph 7(a)(ii),
(iii) and (iv) exceed the maximum amount permitted by applicable Law.

            (d) In the event that Landlord requests Basic Rent be paid to more than one Person and both payments relating to a single Basic Rent Payment Date are late, such late payments shall be deemed a single late payment for the purpose of Paragraphs 7(a)(ii) and (iii).

      8. Net Lease; Non-Terminability.


            (a) This is a net lease and all Monetary Obligations shall be paid, except as otherwise set forth herein, without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

            (b) This Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen, except as provided herein.

            (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All Rent payable by

Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

            (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.

      9. Payment of Impositions.

            (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant,
(ii) Tenant's leasehold interest in the Leased Premises, (iii) any of the Leased Premises or (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) receipts for payment of real estate taxes and assessments required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (2) copies of all settlements and notices pertaining to the Impositions which are issued by any governmental authority and receipts for any other Impositions within thirty (30) days following Landlord's request thereof.

            (b) Following the occurrence of an Event of Default or if Landlord is required by a Lender to pay into escrow funds necessary to pay Escrow Charges for deferred maintenance and/or repairs which Tenant has not commenced to correct within thirty (30) days following notice from Landlord, Tenant shall pay to Landlord such amounts (each an "Escrow Payment") quarterly or as required by such Lender (but not more often than monthly) so that there shall be in an escrow account an amount sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes and assessments on or with respect to the Leased Premises or payments in lieu thereof and any reserves for deferred maintenance or repair required hereunder by any Lender. Landlord shall reasonably determine the amount of the Escrow Charges (it being agreed that if required by a Lender, such amounts shall equal any corresponding escrow installments required to be paid by Landlord) and the amount of each Escrow Payment. As long as the Escrow Payments are being held by Landlord, the Escrow Payments shall not be commingled with other funds of Landlord or other Persons, shall be held in escrow, shall be held in an interest bearing account and interest thereon shall accrue for the benefit of Tenant from the date such monies are received and invested until the date such monies are disbursed to pay Escrow Charges. Landlord shall apply or cause to be applied the Escrow Payments to the timely payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord. Upon completion satisfactory to Landlord and Lender of any deferred maintenance or repairs for which Escrow Payments were made, the balance, if any, of such Escrow Payments shall be released to Tenant.

      10. Compliance with Laws and Easement Agreements, Environmental Matters.


            (a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or
(ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation, however immaterial. Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Landlord and Lender and no other Person shall have the right to rely on any such reports.

            (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, the prior written consent of Landlord.

            (c) Upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate ("Site Reviewers") to visit the Leased Premises and perform, as agents of Tenant, environmental site investigations and assessments ("Site Assessments") on the Leased Premises (i) in connection with any sale, financing or refinancing of the Leased Premises, (ii) within the six month period prior to the expiration of the Term, (iii) if required by Lender or the terms of any credit facility to which Landlord is bound, (iv) if an Event of Default exists, or (v) at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information in its possession regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. If an Environmental Violation is found to exist as a result of any act or failure to act by Tenant, its invitees or agents, the cost of performing and reporting the Site Assessment shall be paid by Tenant.

            (d) If Tenant fails to correct any Environmental Violation which occurs or is found to exist, Landlord shall have the right upon not less than ten (10) days advance notice to Tenant (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation.

            (e) Tenant shall notify Landlord immediately after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

            (f) Tenant shall provide to Landlord no later than September 1, 2002 evidence that the above-ground tanks located on the Land have been properly registered.

      11. Liens. Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord.

      12. Maintenance and Repair.


            (a) Tenant shall at all times maintain the Leased Premises and the Adjoining Property in as good repair and appearance as they are in on the date hereof and fit to be used for their intended use, except for ordinary wear and tear. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

            (b) If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

      13. Alterations and Improvements.


            (a) Tenant shall have the right, without having obtained the prior written consent of Landlord and provided that no Event of Default then exists,
(i) to make non-structural Alterations, (ii) to make structural alterations not exceeding in each case $500,000 in cost and (iii) to install equipment in the Improvements or accessions to the Equipment, so long as at the time of construction or installation of any such equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If Tenant desires to make structural Alterations to the Leased Premises other than as provided above, the prior written approval of Landlord shall be required, which approval shall not be unreasonably withheld. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord, which approval shall not be unreasonably withheld.

            (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work"), whether or not Landlord's consent is required, then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements,
(iv) all such Work shall comply with the Insurance Requirements, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of
(A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 12(a), whether or not such Work involves restoration of the Leased Premises.

      14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations") and may dispute or contest the same, so long as at the time of such contest no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) payment of any Rent or
(v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability. If any contest results in a refund of Impositions previously paid by Tenant, Tenant shall retain such refund.

      15. Indemnification.


            (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an "Indemnitee") from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity arising from the following matters arising during the Term: (i) any matter pertaining to use, non-use, occupancy, operation, condition, maintenance, repair or restoration of the Leased Premises or Adjoining Property, except to the extent caused by gross negligence or willful misconduct of Landlord or any agent or invitee of Landlord, (ii) any failure to comply with the terms of this Lease relating to any casualty in any manner arising from the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty,
(iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to, (iv) an injury to persons or property, except to the extent caused by gross negligence or willful misconduct of Landlord or any agent or invitee of Landlord, occurring at the Leased Premises or (v) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity, except to the extent caused by gross negligence or willful misconduct of Landlord or any agent or invitee of Landlord.

            (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the cost of which shall be paid by Tenant) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the cost of such counsel shall by paid by Tenant.

            (c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

      16. Insurance.


            (a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

                  (i) Insurance against risk of physical loss or damage to the Improvements and Equipment as provided under "Special Form" coverage, and including customarily excluded perils of hail, windstorm, flood coverage (if the Leased Premises is in a flood zone), earthquake and, to the extent required by Lender, in amounts no less than the actual replacement cost of the Improvements and Equipment; provided that, if Tenant's insurance company is unable or unwilling to include any or all of such excluded perils, Tenant shall have the option of purchasing coverage against such perils from another insurer on a "Difference in Conditions" form or through a stand-alone policy. Such policies shall be written on a Replacement Cost basis, shall contain Agreed Amount Endorsements and shall contain deductibles of not more than $250,000 per occurrence.

                  (ii) Commercial General Liability Insurance (including but not limited to Incidental Medical Malpractice and Host Liquor Liability) and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type.

                        (iii) Workers' compensation insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Workers' Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State.

                        (iv) Comprehensive Boiler and Machinery Insurance on any of the Equipment or any other equipment on or in the Leased Premises, in an amount not less than $5,000,000 per accident for damage to property. Either such Boiler and Machinery policy or the All-Risk policy required in (i) above shall include at least $1,000,000 per incidence for Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-Up Expense and may contain a deductible not to exceed $50,000.

                        (v) Business Income/Extra Expense Insurance at limits sufficient to cover 100% of the period of indemnity, which shall be not less than eighteen (18) months from time of loss. Such insurance shall name Landlord as loss payee solely with respect to Rent payable to or for the benefit of Landlord as its interest appears under this Lease.

                        (vi) During any period in which substantial Alterations at the Leased Premises are being undertaken, builder's risk insurance covering the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements and such other endorsements as Landlord may reasonably require and general liability, worker's compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

                        (vii) From and after August 1, 2002 and for the balance of the Term, the insurance policies required under clauses (i) and (iv) above, or a separate insurance policy, shall be required to cover perils of terrorism and acts of terrorism in an amount equal to Fifty Million Dollars ($50,000,000) and with a deductible no greater than two percent (2%) of the "full insurable value" of the Leased Premises unless Lender shall, in its sole discretion, agree to a higher deductible.

                        (viii) Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require and is available at commercially reasonable rates.

                  (b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of A:VII or above and a claims paying ability rating of A or better by Standard & Poor's Rating Services, a division of the McGraw Hill Companies, Inc. or equivalent rating agency approved by Landlord and Lender in their sole discretion, except that prior to August 1, 2002 insurance required under Paragraph 16(a) may be written by a company or companies that has a Best's rating of at least A:VII but does not have at least an A rating from

Standard & Poor's Rating Services. All policies shall be written and are admitted in, and approved to write insurance policies by, the State Insurance Department for the State. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv), 16(a)(vi) and 16(a)(vii) shall name Landlord as an additional insured and loss payee unless there is a Lender in which event Lender shall be named as sole loss payee and Tenant shall be named as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as an additional insured and Lender and Landlord as loss payee. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

                  (c) Each insurance policy referred to in clauses (i), (vi) and
(vii) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. For each coverage required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled, substantially modified or allowed to lapse on any renewal date except after thirty (30) days' prior notice to Landlord and Lender. Each policy shall also provide that any loss otherwise payable thereunder shall be payable to Lender notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

                  (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least thirty (30) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance or, if required by Lender, original or certified policies.

                  (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be reviewed annually and amended as necessary based on Replacement Cost Valuations. The original or a certified copy of each such "blanket" or umbrella policy shall promptly be delivered to Landlord.

                  (f) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

                  (g) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as additional insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.

                  (h) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

                  (i) All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

                        (i) Proceeds payable under clauses (ii), (iii) and (iv) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds.

                        (ii) Proceeds of insurance required under clause (i) and
(vii) with respect to Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord only if there is no Lender, otherwise to Lender and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.

            17. Casualty and Condemnation.

                  (a) If any Casualty to the Leased Premises occurs the insurance proceeds for which is reasonably estimated by Tenant to be equal to or in excess of Fifty Thousand Dollars ($50,000), Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default exists Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord, and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net

Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

                  (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. Landlord and Lender are authorized to collect, settle and compromise, in their discretion but subject to the following sentence (and, if no Event of Default exists, upon notice to Tenant), the amount of any Net Award. Provided that no Event of Default has occurred and is continuing, Tenant shall be entitled to participate with Landlord and Lender in any Partial Condemnation proceeding or negotiations under threat thereof and to contest the Partial Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord and Lender. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

                  (c) If any Casualty (whether or not insured against) or Partial Condemnation shall occur, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Casualty or Partial Condemnation, Tenant, as required in Paragraphs 12(a) and 13(b), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including $500,000 shall be paid by Landlord to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraphs 12(a) and 13(b) of this Lease. Any Net Award in excess of $500,000 shall be made available by Landlord (or Lender, if required by the terms of any Mortgage) to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with the provisions of Paragraph 18 hereof.

                  (d) If any Condemnation which is not a Partial Condemnation shall occur, this Lease shall terminate as of the date (the "Termination Date") the Net Award is paid to Landlord; provided that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen on or prior to the Termination Date

(collectively, "Remaining Obligations") on the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Leased Premises and
(iii) the Net Award shall be retained by Landlord.

                  (e) Notwithstanding any provision hereof to the contrary, in the event there is a Major Casualty within twenty-four (24) months of the end of the Term, Tenant shall have the option, by notice to Landlord given within thirty (30) days after such Major Casualty, to terminate this Lease, provided that (i) Tenant shall continue to be obligated to pay Landlord the Rent for the remainder of the Term at such times as the same would have become due and payable had the Lease not terminated, (ii) the Security Deposit, if then outstanding, shall be held by Landlord for the balance of the Term, (iii) Landlord is reasonably satisfied that the Net Award (plus any deductible which Tenant is permitted to maintain) shall be sufficient to pay the entire cost of restoration, and (iii) Tenant unconditionally assigns to Landlord the Net Award and pays to Landlord the amount of any deductible. Upon confirmation by Landlord that all of the aforesaid conditions have been satisfied, this Lease and all obligations of Tenant, except for Surviving Obligations, shall terminate. The term "Major Casualty" shall mean a casualty requiring a restoration which will cost more than fifty percent (50%) of the actual replacement cost of the Improvements (excluding footings and foundations and parts of the Improvements which are not insurable).

            18. Restoration.

                  (a) If any Net Award is in excess of $500,000, Landlord (or Lender if required by any Mortgage) shall hold the entire Net Award in a fund (the "Restoration Fund") and, so long as at the time of any disbursement, no Event of Default shall exist and no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged, Landlord or Lender, as applicable, shall disburse amounts from the Restoration Fund in accordance with customary construction disbursement practices and conditions of Landlord and Lender, including review and approval of construction documents, evidence of payments and retention of holdback amounts.

                  (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

                  (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 18(b), such sum shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

            19. INTENTIONALLY DELETED.

            20. INTENTIONALLY DELETED.

            21. Assignment and Subletting, Prohibition Against Leasehold Financing.

                  (a)

                        (i) Tenant may assign this Lease, voluntarily or involuntarily, whether by operation of law or otherwise to any one Person at any time without having obtained the prior written consent of Landlord.

                        (ii) Tenant shall have the right during the Term to sublease all or any portion of the Leased Premises to up to five (5) subtenants at any time, provided that such subleases are to bona fide third parties and at market rent ("Preapproved Subleases"), without having obtained the prior written consent of Landlord. Any sublease which would not qualify as a Preapproved Sublease shall be subject to the prior written approval of Landlord.

                  (b) Except as otherwise specifically provided in Paragraph 21(a)(i) above and subject to compliance with Paragraph 21(c), Tenant shall have the right at any time and from time to time to enter into subleases for space in the Leased Premises without having obtained the consent of Landlord.

                  (c) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume, by a written instrument delivered to Landlord at the time of such assignment, all the obligations of Tenant hereunder, arising on or after the effective date of the assignment actual or contingent, except that if the assignment is in connection with a sale of all or substantially all of Tenant's assets, the assignee shall also expressly assume all of the obligations of Tenant, actual or contingent, which may have arisen on or prior to the date of such assignment. Any sublease of the Leased Premises shall (A) be expressly subject and subordinate to this Lease and, subject to the terms of any applicable SNDA, and any Mortgage encumbering the Leased Premises; (B) not extend beyond the then current Term minus one day; (C) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the sublessee to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the sublessee and Landlord upon all the terms and conditions of such sublease; and (D) bind the sublessee to all covenants contained in Paragraphs 4(a), 10 and 12 with respect to subleased premises to the same extent as if the sublessee were the Tenant. Notwithstanding anything to the contrary in this Lease, no assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations of Tenant shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

                  (d) Tenant shall, within thirty (30) days after the execution and delivery of any assignment or sublease, deliver a copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

                  (e) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord shall have the absolute right at any time after an Event of Default and upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same. Any amounts so received by Landlord shall be applied to Rent next due and owing. Tenant shall not accept any sublease rents more than thirty (30) days in advance of the accrual thereof.

                  (f) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.

                  (g) Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party who assumes all Landlord's obligations hereunder (each a "Third Party Purchaser"). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

            22. Events of Default.

                  (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this
Lease:

                        (i) a failure by Tenant to make any payment of any Monetary Obligation on or prior to its due date, regardless of the reason for such failure;

                        (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                        (iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;

                        (iv) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

                        (v) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed ninety (90) days after it is entered;

                        (vi) the Leased Premises (A) shall have been vacated, provided it shall not be an Event of Default if the Leased Premises is vacated during any period of restoration due to a Casualty or Condemnation or during any period a broker is diligently pursuing a subtenant for all or any portion of the Leased Premises and the Leased Premises are otherwise in compliance with the terms of this Lease or (B) shall have been abandoned;

                        (vii) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

                        (viii) Tenant shall fail to deliver the estoppel described in Paragraph 25 within the time period specified therein;

                        (ix) Tenant shall sell or transfer or enter into an agreement to sell or transfer all or substantially all of its assets in a single transaction or a series of related transactions unless the interest of Tenant in this Lease is assigned to such purchaser or transferee; or

                        (x) Tenant shall fail to renew the Letter of Credit or replenish the Security Deposit in accordance with the requirements of Paragraph 34.

                  (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iv), (v), (vi), (vii), (ix) or (x) of Paragraph 22(a); (B) a failure to provide any insurance required by Paragraph 16(a)(i) or (ii) or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a), the applicable cure period shall be five (5) days from the date on which notice is given. If the default consists of a default under clause (ii) or clause (iii) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be thirty
(30) days from the date on which notice is given or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed one hundred twenty (120) days), provided that Tenant shall commence to cure the default within the said thirty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured. If the default consists of a default under clause (viii) of Paragraph 22(a) the applicable cure period shall be ten (10) days from the date on which notice is given to Tenant.

            23. Remedies and Damages upon Default.


                  (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

                        (i) Landlord may give Tenant notice of Landlord's intention to take possession of the Leased Premises on a date specified in such notice, which notice shall also specify whether or not Landlord elects to terminate this Lease. Upon any such election to terminate this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such notice, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of the Leased Premises, Landlord may re-enter and repossess the Leased Premises, with or without legal process, by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

                        (ii) After repossession of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

                        (iii) If and only if an Event of Default has occurred under Paragraph 22(a)(i) and Tenant has failed to cure such Event of Default within five (5) days after written notice from Landlord, Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term and (B) Tenant shall have no option to extend or renew the Term.

                  (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

                        (i) If Landlord exercises its remedy under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord's Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses attorneys' fees, employees' expenses, costs of Alterations and expenses and preparation for reletting.

                        (ii) If Landlord exercises its remedy under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord's Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

                  (c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity other than consequential or punitive damages. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity, except as provided above.

                  (d) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

                  (e) No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

                  (f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, LANDLORD AND TENANT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY.

                  (g) Upon and during the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

                  (h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

                  (i) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

                  (j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

            24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated on page one of this Lease or when delivery is refused. Notices sent to Landlord shall be to the attention of Director, Asset Management, and notices to Tenant shall be to the attention of Fleming Companies, Inc., 1945 Lakepointe Drive, Lewisville, Texas 75057-6424,
Attn: Lease Administrator, with a copy to Fleming Companies, Inc., 1945 Lakepointe Drive, Lewisville, Texas 75057-6424, Attn: General Counsel, and with a copy to McAfee & Taft, Two Leadership Square, 10th Floor, 211 N. Robinson, Oklahoma City, Oklahoma 73102, Attn: Richard A. Riggs, Esq. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith LLP, 2500 One Liberty Place, Philadelphia,

PA 19103, Attention: Chairman, Real Estate Department. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

            25. Estoppel Certificate. At any time upon not less than twenty (20) days' prior written request by either Landlord or Tenant (the "Requesting Party") to the other party (the "Responding Party"), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder and (d) such other factual matters as the Requesting Party may reasonably request. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises.

            26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26. Within sixty (60) days following such surrender, Landlord will advise Tenant what Surviving Obligations, if any, are outstanding with respect to the condition of the Improvements.

            27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

            28. Books and Records .

                  (a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles ("GAAP") consistently applied. If, at any time Tenant's securities are not publicly traded, Tenant shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord.

                  (b) If, at any time Tenant's securities are not publicly traded, Tenant shall deliver to Landlord and to Lender within ninety (90) days of the close of each fiscal year, annual audited financial statements of Tenant prepared by a nationally recognized firm of independent certified public accountants. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, certified by Tenant's chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (h) by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

            29. INTENTIONALLY DELETED.

            30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (i) Landlord, (ii) any director, officer, member, general partner, shareholder, limited partner, beneficiary, employee or agent of Landlord or any general partner of Landlord or any of its members or general partners (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor partnership or corporation (or other entity) of Landlord or any of its general partners, shareholders, officers, directors, members, employees or agents, either directly or through Landlord or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or (iv) any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.

            31. Financing. If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease provided the same do not materially adversely affect any right of Tenant or increase any obligation of Tenant hereunder and provided Landlord reimburses Tenant for all reasonable costs so incurred including attorneys' fees.. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing , subject to the non-disturbance requirements hereof, if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender reasonably requires in connection with such financing, including any environmental indemnity agreement, so long as (i) the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant's obligations under this Lease, (ii) a subordination, non-disturbance and attornment agreement substantially in the form executed by Tenant for the benefit of Morgan Stanley Bank on or about the date hereof (the "SNDA") is fully executed by such Lender and (iii) Landlord reimburses Tenant for all reasonable costs so incurred including attorneys' fees.

            32. Subordination, Non-Disturbance and Attornment. This Lease and Tenant's interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that Lender has entered into the SNDA. 33. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

            34. Security Deposit.


                  (a) Concurrently with the execution of this Lease, shall deliver to Landlord a security deposit (the "Security Deposit") in the amount of Two Million Seven-Hundred Fifty-four Thousand Dollars only ($2,754,000.00) (the "Security Deposit"). The Security Deposit shall be either in the form of an irrevocable Letter of Credit (the "Letter of Credit") issued by a bank acceptable to Landlord and in the form of the letter of credit provided for the benefit of Landlord on or about the date of this Lease or otherwise in form and substance reasonably satisfactory to Landlord or cash (the "Cash Security Deposit"), at Tenant's option. The Security Deposit shall remain in full force and effect as security for the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein. If the Security Deposit is a Letter of Credit, it shall, at Tenant's option, either provide for automatic renewals, or be renewed at least thirty (30) days prior to any expiration thereof. If the Letter of Credit is not renewed automatically, and if Tenant fails to renew the Letter of Credit by such date, time being of the essence, Landlord shall have the right at any time after the thirtieth (30th) day before such expiration date to draw on the Letter of Credit, in which event the proceeds shall be deposited and treated as a Cash Security Deposit hereunder. Any Cash Security Deposit shall be deposited in a interest-bearing account, with interest to accrue for the benefit of Tenant, subject to the terms of this Lease. At any time and from time to time, Tenant shall have the right to provide a Letter of Credit to Landlord in substitution for a Cash Security Deposit, and upon the delivery of the Letter of Credit to Landlord, the Cash Security Deposit and all interest that has accrued thereon and has not previously been paid to Tenant will, be delivered to Tenant.

                  (b) Notwithstanding anything to the contrary set forth herein, so long as no Event of Default exists, the Security Deposit shall be released to Tenant if and when Tenant has achieved a credit rating ("Level 1 Rating") on its senior unsecured debt of not less than BBB- from Standard & Poor's Corporation or not less than Baa3 from Moody's Investors Services, Inc.. If at any time after Tenant achieves a Level 1 Rating, the Tenant's credit rating becomes less than the Level 1 Rating, Tenant shall, within thirty (30) days following date on which its Level 1 Rating is reduced, provide to Landlord a Security Deposit equal to six (6) months Basic Rent.

                  (c) If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole discretion, to draw on the Letter of Credit or to withdraw the Cash Security Deposit from the above-described account and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent, (iii) any expense incurred by Landlord in curing any default of Tenant, and/or (iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including any rights of Landlord under Paragraph 23 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that (1) Landlord's application of the proceeds of the Letter of Credit or Cash Security Deposit towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Landlord towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default provided that an Event of Default shall not exist if Tenant restores the Security Deposit to its full amount within ten (10) days and in accordance with the requirements of this Paragraph 34, so that the original amount of the Security Deposit shall be again on deposit with Landlord.

                  (d) Unless the Security Deposit is released pursuant to Paragraph 34(b) above prior to the expiration of the Term, then at the expiration of the Term and so long as no Event of Default exists the Security Deposit shall be returned to Tenant.

                  (e) Landlord shall have the right to designate Lender or any other holder of a Mortgage as the beneficiary of the Letter of Credit or the Cash Security Deposit during the term of the applicable Loan, and such Lender or other holder of a Mortgage shall have all of the rights of Landlord under this Paragraph 34. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be reasonably requested by Landlord from time to time to change the holder of the Security Deposit as hereinabove provided.

                  (f) All fees, except transfer fees for Landlord's transfer of the Letter of Credit, and expenses with respect to the Security Deposit shall be paid by Tenant.

                  (g) All funds drawn under the Letter of Credit and any Cash Security Deposit withdrawn from the above account shall be credited to the obligations of Tenant specified as items (i), (ii), (iii) or (iv) in the first sentence of subparagraph (c) of this paragraph upon such drawing of the Letter of Credit or withdrawal of such Cash Security Deposit, notwithstanding any delivery to, or rights of any Lender in, such funds or notwithstanding any agreement of Landlord with any Lender regarding the Security Deposit. Landlord shall notify Tenant within 30 days after such event to which obligations such funds will be applied and, in the absence of such notice, such funds will be applied first to all delinquent obligations and then to Basic Rent next accruing.

            35. Tenant's Financing. Upon the request of Tenant, Landlord shall execute a Landlord's Waiver substantially in the form attached hereto as Exhibit "E".

            36. Expansion Rights. Tenant shall have the right to cause the development of an expansion to the Improvements (the "Expansion") provided Tenant complies with the provisions of Paragraph 13(b) with respect to the Expansion. The Expansion may be financed by Tenant, but Tenant shall not have the right to encumber the Expansion or this Lease in connection with such financing. In addition, Tenant may request that Landlord fund the construction of the Expansion, but Landlord shall be under no obligation to do so unless the parties hereto, in their sole discretion, agree to mutually acceptable terms pertaining thereto. The Expansion shall be subject to all of the terms and conditions of this Lease and shall constitute part of the Improvements for all purposes.

            37. Default by Landlord. If Landlord fails to timely release any Net Award held by Landlord and not by Lender in accordance with the terms of this Lease and such failure continues for a period of thirty (30) days after notice thereof to Landlord without prejudice to any other remedy available to Tenant, as long as no Event of Default exists, Tenant may set-off against future installments of Basic Rent next due and owing the amount of any such Net Award against up to but not in excess of the lesser of 30% of each such installment of Basic Rent or the amount of the Net Award to which Tenant was entitled until Tenant has received the full amount of such Net Award.

            38. Miscellaneous.


                  (a) The Paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

                  (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein"; and (ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein".

                  (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Lease. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

                  (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

                  (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

                  (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

                  (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

                  (h) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                  (i) All exhibits attached hereto are incorporated herein as if fully set forth.

                  (j) This Lease shall be governed by and construed and enforced in accordance with the laws of the State.

            IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

                                       LANDLORD:

                                       GROCERY (OK) QRS 15-5, INC.,
                                       a Delaware corporation

                                       By: /s/ Benjamin P. Harris
                                          --------------------------------------
                                           Benjamin P. Harris
                                           First Vice President

                                       TENANT:


                                       FLEMING COMPANIES, INC.,
                                       an Oklahoma corporation

                                       By: /s/ William C. Mee
                                          --------------------------------------
                                           William C. Mee
                                           Vice President



                       [SIGNATURE PAGE OF LEASE AGREEMENT]

                                                                       EXHIBIT A

                                    PREMISES

Lot One (1), Block One (1), ALBERTSONS TULSA DISTRIBUTION, a Subdivision in the City of Tulsa, Tulsa County, State of Oklahoma, according to the Recorded Plat thereof.

                                      -and-

A tract of land located in Lot Seven (7), Section Four (4), Township Nineteen
(19) North, Range Fourteen (14) East of the Indian Base and Meridian, Tulsa County, State of Oklahoma, according to the U.S. Government Survey thereof, BEGINNING at a point on the West line of said Lot Seven (7), said point being
40.00 feet South of the Northwest Corner thereof; THENCE East and parallel to the North line of said Lot Seven (7), a distance of 377.86 feet to a point; THENCE South and parallel to the West line of said Lot Seven (7), a distance of
110.00 feet to a point; THENCE West and parallel to the North line of said Lot Seven (7), a distance of 377.86 feet to a point on the West line of said Lot Seven (7); THENCE North along said West line a distance of 110.00 feet to the POINT OF BEGINNING.


                                   EXHIBIT A-1

                                                                       EXHIBIT B

                             FIXTURES AND EQUIPMENT

All refrigeration equipment, electrical, HVAC, mechanical, plumbing, security and other building systems, lighting fixtures, dock levelers, sprinkler systems, doors, windows and other fixtures (excluding trade fixtures) installed on the Land or in the Improvements.


                                  EXHIBIT B - 1

                                                                       EXHIBIT C

                             PERMITTED ENCUMBRANCES



1. Ad Valorem taxes for the year 2002 and subsequent years, which are not yet due and payable.

2. Covenants, conditions, restrictions, easements, and setback lines contained in the Deed of Dedication and shown on the plat of ALBERTSONS TULSA DISTRIBUTION, dated January 12, 1999, filed February 22, 1999, and recorded in the office of the Tulsa County Clerk with Plat No. 5335 and in Book 6176 at Page 787, which does not provide for a forfeiture or reversion of interest, but omitting any covenant or restriction based on race, color, religion, sex, handicap, familial status, or national origin, unless and only to the extent that said covenant [a] is exempt under Chapter 42, Section 3607 of the United States Code or [b] related to handicap but does not discriminate against handicapped persons.

3. Easements, setback lines, and restrictions, as shown on the Plat of ALBERTSONS TULSA DISTRIBUTION, and as provided for in the Deed of Dedication thereof, dated January 12, 1999, filed February 22, 1999, and filed in the office of the Tulsa County Clerk as Plat No. 5335.

4. Easement in favor of Oklahoma Natural Gas Company, a division of ONEOK, Inc., an Oklahoma corporation, dated July 8, 1999, filed August 12, 1999, and recorded in the office of the Tulsa County Clerk in Book 6256 at Page 0795, as shown on survey of subject property prepared by Floyd W. Drannon, P.L.S., No. 1503, dated April 26, 2002, as revised May 30, 2002.

5. Statutory Section line road right of way, as shown on survey of subject property prepared by Floyd W. Drannon, P.L.S., No. 1503, dated April 26, 2002, as revised May 30, 2002.

6. All oil, gas and other minerals in, on or under the subject property and the rights therein and appurtenant thereto.


                                  EXHIBIT C - 1

                                                                       EXHIBIT D

                               BASIC RENT PAYMENTS

            1. Basic Rent. Subject to the adjustments provided for in Paragraphs 2, 3 and 4 below, Basic Rent payable in respect of the Term shall be $5,508,000 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $1,377,000 each. Pro rata Basic Rent for the period from the date hereof through the twenty-fourth day of July, 2002 shall be paid on the date hereof, and pro rata Basic Rent for the period from the twenty-fifth day of the last month of the Term through the last day of the last month of the Term shall be paid with the final quarterly installment of Basic Rent.

            2. CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) ("CPI") or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the year period immediately preceding such adjustment.

            3. Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until the fifth (5th) anniversary of the Basic Rent Payment Date on which the first full quarterly installment of Basic Rent shall be due and payable (the "First Full Basic Rent Payment Date"). As of the fifth (5th) anniversary of the First Full Basic Rent Payment Date and thereafter on the tenth (10th) and, if the Initial Term is extended, on the fifteenth (15th), twentieth (20th), and twenty-fifth (25th) anniversaries of the First Full Basic Rent Payment Date, Basic Rent shall be adjusted to reflect increases in the CPI during the most recent five (5) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the "Basic Rent Adjustment Date").

            4. Method of Adjustment for CPI Adjustment.

                  (a) As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the "Prior Months") ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. An amount equal to the lesser of (x) the


                                  EXHIBIT D-1
product of such multiplication or 9% of the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, "Beginning CPI" shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring five (5) years earlier. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing five (5) year period.

                  (b) Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

                  (c) Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord's rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the basic Rent Adjustment Date in question.


                                  Exhibit D -2-

                                                                       EXHIBIT E

                                LANDLORD'S WAIVER

      For value received, Deutsche Bank Trust Company Americas, as collateral agent ("Secured Party"), Grocery (OK) QRS 15-5, Inc., a Delaware corporation ("Landlord"), the owner of certain premises located in Tulsa, Oklahoma described on Exhibit A attached hereto and incorporated herein by reference (the "Premises"), which Premises are subject to that certain Lease Agreement, dated as of June 28, 2002 (the "Lease"), by and between Landlord, as landlord, and Fleming Companies, Inc., an Oklahoma corporation, as tenant ("Tenant"), hereby agree as follows:

      1. Except as set forth herein, Landlord waives each and every right which Landlord now has, or may hereafter have, under the laws of the State of Oklahoma to levy or distrain upon for rent, in arrears, in advance, or both, or to claim or assert any title or interest in and to the following described personal property (hereinafter referred to as the "Collateral"):

                  All of Tenant's tangible personal property of every nature and description, whether now existing or hereafter acquired, including but not limited to inventory, equipment, machinery, tools, office equipment, and furniture, and all substitutions and accessories for any of the above, specifically excluding, however, the fixtures, machinery, equipment and other property described in Exhibit "A" attached hereto, which are already on the Premises, or may hereafter be delivered or installed thereon, and are or may hereafter become subject to a security instrument (the "Security Instrument") whether such Security Instrument is a security agreement, conditional sale contract, trust receipt, lease, chattel mortgage, or other type security instrument which grants an interest in the Collateral, or any of same in favor of the Secured Party.

      2. Landlord agrees that during the term of the Lease, except as set forth herein, that any claim or claims that the Secured Party has or may hereafter have against the Collateral by virtue of any Security Instrument is superior to any lien or claim of any nature which Landlord now has or may hereafter have to such Collateral by statute, agreement or otherwise.

      3. Landlord agrees that during the term of the Lease, except as set forth herein, in the event of default by Tenant in the payment of any indebtedness or other obligation to the Secured Party, or in the performance of any of the terms and conditions of any Security Instrument, or any extensions or renewals thereof, the Secured Party may remove said Collateral or any part thereof from the Premises in accordance with the terms and conditions of any Security Instrument so long as the Secured Party promptly repairs any damage caused by said removal and agrees that Landlord will make no claim whatsoever to the Collateral, and will not attempt in any way to impede such removal of the Collateral by the Secured Party.

      4. The Secured Party may, at any time and from time to time, without affecting the validity of this Agreement, renew, extend or otherwise modify the time of payment of any indebtedness of Tenant to the Secured Party or the performance of any of the


                                  EXHIBIT E-1
            terms and conditions of any Security Instrument, without the consent of Landlord and without giving notice thereof to Landlord.

      5. Landlord agrees that it will give Secured Party prompt written notice of Landlord's exercise of any dispossession, lease termination or rent acceleration remedy under the Lease or Tenant's abandonment, dispossession or eviction from the Premises or the termination or expiration of the Lease.

      6. Notices, requests and other communications required or permitted hereunder shall be in writing and shall be made by facsimile transmitter, overnight courier or certified or registered mail, return receipt requested, addressed as follows:

            If to the Landlord:           Grocery (OK) QRS 15-5, Inc.
                                          c/o W. P. Carey & Co. LLC
                                          50 Rockefeller Plaza, 2nd Floor
                                          New York, New York 10020
                                          Attn: Asset Management
                                          Facsimile No.: (212) 492-8922

            If to the Secured Party:      Deutsche Bank Trust Company Americas,
                                          as collateral agent
                                          31 West 52nd Street
                                          7th Floor
                                          New York, NY 10019
                                          Attention:  Maguerite Sutton
                                          Fax: 646-324-7456

or elsewhere, as the Landlord or the Secured Party may from time to time designate in writing.

      7. The agreements contained herein may not be amended, modified or terminated orally.

      8. This Landlord's Waiver shall inure to the benefit of the successors and assigns of Landlord and the Secured Party and shall be binding upon and inure to the benefit of any successors and assigns of the parties hereto and upon any successor, owner, transferee or purchaser of the Premises.

         [THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]


                                  EXHIBIT E-2

      This Landlord's Waiver shall be of no force or effect unless and until executed by both Landlord and the Secured Party.

Executed as of this 28th day of June, 2002.

                                          LANDLORD

                                          GROCERY (OK) QRS 15-5, INC.,
                                          a Delaware corporation

                                          By:
                                             --------------------------------
                                             Name:  Benjamin P. Harris
                                             Title: Vice President


                                          SECURED PARTY
                                          Deutsche Bank Trust Company Americas,
                                          as collateral agent


                                          By:
                                             --------------------------------
                                             Name:
                                             Title:

CONSENTED TO:

FLEMING COMPANIES, INC., an Oklahoma corporation


By:
-------------------------
Name:
Title:

                                  EXHIBIT E-3

                                    EXHIBIT A

All refrigeration equipment, electrical, HVAC, mechanical, plumbing, security and other building systems, lighting fixtures, dock levelers, sprinkler systems, doors, windows and other fixtures (excluding trade fixtures) installed on such real property or in such buildings.


                            EXHIBIT A to EXHIBIT E-1